Rule 10f-3 Transaction Exhibit
Nuveen Diversified Dividend and Income Fund
FILE #811-21407
ATTACHMENT 77O

<c>TRADE
DATE
<c>DESCRIPTION OF
SECURITY/ISSUER
<c>ISSUE SIZE

<c>AMOUNT
PURCHASED
<c.>LIST OF
UNDERWRITERS
<c>NAME OF AFFILIATED
BROKER-DEALER
11/18/14

Paramount Group Inc.
(Common Stock)

$2,636,375,000

$219,625

JPMorgan Securities LLC
, Wells Fargo, JPMorgan,
BofA Merrill Lynch,
Morgan Stanley
JPMorgan Securities LLC
